EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 22, 2011, relating to the financial statements and financial highlights which appear in the September 30, 2011 Annual Report to Shareholders of Delaware Smid Cap Growth Fund, Delaware Healthcare Fund and Delaware Global Real Estate Securities Fund (constituting Delaware Group Equity Funds IV), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights” and "Financial Statements" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
January 25, 2012